CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-126369, 333-55732, 333-28701, and 333-03631 on Form S-8 of our report dated March 12, 2008, relating to the consolidated financial statements of Riviera Holdings Corporation and subsidiaries (which report includes explanatory paragraphs related to the adoption of the Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, on January 1, 2007, appearing in this Annual Report on Form 10-K of Riviera Holding Corporation for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Las Vegas, NV
March 31, 2009